                 CERTIFICATE OF DESIGNATION OF
     PREFERENCES AND RIGHTS OF SERIES B PREFERRED STOCK OF
                             AMERCO
                  -----------------------------


             Pursuant to Section 78.1955(1) of the
         General Corporation Law of the State of Nevada
                  ----------------------------


     We, Edward J. Shoen and Gary V. Klinefelter, being the President and the Secretary, respectively, of AMERCO, a Nevada corporation (the "Corporation"), do hereby certify that, pursuant to authority conferred upon the Board of Directors by Article 5 of the Corporation's Restated Articles of Incorporation, and in accordance with the provisions of Section 78.1955(1) of the General Corporation Law of the State of Nevada, the Board of Directors has adopted the following resolutions creating and providing for the issuance of a series of its preferred stock, designated Series B Preferred Stock:

          RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article 5 of the Restated Articles of Incorporation, a series of preferred stock is hereby established, the distinctive designation of which shall be "Series B Preferred Stock" (the "Series B Preferred") and the qualifications, limitations, or restrictions thereof to the extent not heretofore set forth in the Restated Articles of Incorporation of the Corporation are as set forth in EXHIBIT A to this resolution.

          RESOLVED, that the officers of the Corporation shall be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to take all such actions as any such officer deems necessary or appropriate in order to effectuate fully the foregoing resolutions, including the filing of an appropriate certificate relating to the Series B Preferred with the Nevada Secretary of State.

     IN WITNESS WHEREOF, we have hereunto set our hands and seals as President and Secretary, respectively, of the Corporation this 28th day of August, 1996, and we hereby affirm that the foregoing Certificate is our act and deed and the act and deed of the Corporation and that the facts stated therein are true.

                         AMERCO, a Nevada corporation


                         /S/ EDWARD J. SHOEN
                         ----------------------------------------
                         Edward J. Shoen,
                         President


                         /S/ GARY V. KLINEFELTER
                         ----------------------------------------
                         Gary V. Klinefelter,
                         Secretary

STATE OF ARIZONA    )
                    )
COUNTY OF MARICOPA  )

     The foregoing instrument was acknowledged before me this 28th day of August, 1996, by Edward J. Shoen, the President of
AMERCO, a Nevada corporation, on behalf of the corporation.

                              /S/ BLANCHE I. PASSOLT
                              -----------------------------------
NOTARY PUBLIC
My Commission Expires:
  11/20/97
----------------------

STATE OF ARIZONA     )
                     )
COUNTY OF MARICOPA   )

     The foregoing instrument was acknowledged before me this 28th day of August, 1996, by Gary V. Klinefelter, the Secretary of AMERCO, a Nevada corporation, on behalf of the corporation.

                              /S/ BLANCHE I. PASSOLT
                              -----------------------------------
                              NOTARY PUBLIC
My Commission Expires:
  11/20/97
----------------------

                           EXHIBIT A

                             AMERCO

                    SERIES B PREFERRED STOCK

     The Series Designated as Series B Preferred Stock (the "Series B Preferred"), will consist of 100,000 shares and will have the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions described below. Shares of the Series B Preferred shall have liquidation rights as provided in SECTION 2 and shall have no par value. Certain capitalized terms used below have the meanings given in
SECTION 11.

1.   DIVIDENDS AND DISTRIBUTIONS.

     A. REGULAR DIVIDENDS. Subject to the prior rights of the holders of Senior Shares, if any, the Holder, in preference to the holders of Junior Shares, shall be entitled, in conjunction with any provision then being made for the holders of Parity Shares, to receive, when, as and if declared by the Board of Directors, out of any funds of the Corporation lawfully available for the payment of dividends, payable on the last day of each Payment Period, cumulative cash dividends at, but not exceeding,
(i) the product of the Conversion Value times the Floating Rate, plus (ii) any Additional Amounts, payable on the last day of each Payment Period following the date of this Certificate. If the stated dividends are not paid in full, the Series B Preferred and all Parity Shares shall share ratably in the payment of dividends, including accumulations thereof, if any, on such shares in accordance with the sums that would be payable on such shares if all dividends were paid in full.

     B. NOTICE. The Holder will notify the Corporation of any event occurring after the date of this Certificate which will entitle the Holder to receive any Additional Amounts as promptly as practicable after it obtains knowledge thereof but in any event within thirty (30) days after it obtains knowledge thereof and determines to request such compensation. Determinations and allocations by the Holder for purposes hereof of the effect of any Regulatory Change on its costs of purchasing or holding the Series B Preferred or on amounts receivable by it in respect of the Series B Preferred and of the additional amounts required to compensate the Holder in respect of any Additional Amounts, shall be prima facie valid provided that such determinations and allocations are made on a reasonable basis.


     C.    PRIORITY.  Any and all dividends payable on the Series
B  Preferred shall be paid in preference and in priority  to  the payment  of  dividends or distributions on any Junior Shares.  So long  as  any  Series  B  Preferred shares  are  outstanding,  no dividends  whatever  shall be paid or  declared,  nor  shall  any distribution be made, on any Junior Shares, other than a dividend
or   distribution  payable  in  Junior  Shares,  nor  shall   the
Corporation or any subsidiary of the Corporation purchase, redeem or otherwise acquire for a consideration any Junior Shares, unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series B Preferred for all Payment Periods terminating on or prior to the date of payment of such purchase, redemption or acquisition.

2.   LIQUIDATION RIGHTS.

     A. GENERALLY. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any amount shall be paid to the holders of any Junior Shares, the Holder of the Series B Preferred shall be paid first out of the assets of the Corporation available for distribution to holders of its capital stock an amount per share equal to, but not exceeding, (i) the Conversion Value, as appropriately adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like of the Series B Preferred, plus (ii) all accrued but unpaid dividends (including any interest accrued thereon calculated through the date of liquidation (the "Liquidation Date")). If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds thus distributed to the Holder shall be insufficient to permit the payment to the Holder of its full liquidation preferences, then the entire assets and funds of the Corporation legally available for distribution to the holders of capital stock (other than Senior Shares) shall be distributed ratably to the Holder and the holders of any Parity Shares.

     B.    EVENTS  DEEMED  A LIQUIDATION.  For purposes  of  this
SECTION 2, the Holder may elect to have treated as a liquidation, dissolution or winding up of the Corporation the consolidation or merger of the Corporation with or into any other corporation or the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation, or any other reorganization of the Corporation, unless the stockholders of the Corporation immediately prior to any such transaction are holders of a majority of the voting securities of the surviving or acquiring corporation immediately thereafter (and for purposes of this calculation equity securities which any stockholder or the Corporation owned immediately prior to such merger or consolidation as a stockholder of another party to the transaction shall be disregarded).

     C.    PRIORITY.   Any  amounts  payable  on  the  Series   B
Preferred in the event of any liquidation, dissolution or winding up of the Corporation shall be paid in preference and in priority to the payment of any amounts payable on Junior Shares.

3.    CONVERSION.   The Holder has conversion rights  as  follows
(the "Conversion Rights"):

     A. RIGHT TO CONVERT. Upon each of the following to occur from time to time: (i) August 31, 1997, and for 10 Business Days thereafter; (ii) the first day of each fiscal quarter of the Corporation occurring after August 31, 1997, and for 10 Business Days after the first day of each such fiscal quarter; (iii) the expiration of ten days after the occurrence of an Event of Noncompliance under the Stock Purchase Agreement that is not then cured, and at any time thereafter; (iv) any dividends on the Series B Preferred becoming in arrears, and at any time thereafter; (v) the Corporation no longer holding more than 50% of the outstanding stock and assets of any of Ponderosa Holdings, Inc., Oxford Life Insurance Company or Republic Western Insurance Company, and at any time thereafter; or (vi) the Corporation or any of its subsidiaries completing any Excess Equity Offering, and at any time thereafter, then each share of Series B Preferred shall be convertible, at the option of the Holder, into either:

          i. the number of fully paid and nonassessable shares of Series B Common Stock that results from dividing the Conversion Price per share in effect at the time of conversion into the per share Conversion Value but no more than the maximum amount authorized and available for issuance; or

          ii. all of the shares of capital stock of Picacho then outstanding.

Upon conversion, all accrued but unpaid dividends (including interest accrued thereon calculated as of the Conversion Date) on the Series B Preferred shall be paid in cash, to the extent permitted by applicable law.

     B. CONVERSION PRICE AND CONVERSION VALUE. The initial Conversion Price of the Series B Preferred shall be $25.00 per share, and the initial Conversion Value of the Series B Preferred shall be $1,000.00 per share. The initial Conversion Price of the Series B Preferred shall be subject to adjustment from time to time as provided in SECTION 3(D).

     C. MECHANICS OF CONVERSION. To convert any shares of Series B Preferred, the Holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation, or notify the Corporation in writing that such certificates have been lost, stolen or destroyed and agree to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice (the "Conversion Notice") to the Corporation at such office that the Holder elects to convert the same, specifying whether the Series B Preferred shares are to be converted into Series B Common Stock or shares of Picacho. As soon as practicable (but not more than one Business Day) after such delivery, or after such notification, the Corporation shall issue and deliver at such office to the Holder, unless the Corporation shall elect instead to redeem the Series B Preferred as provided in SECTION 5:

          i. A certificate or certificates for the number of shares of Series B Common Stock to which the Holder shall be enti tled if the Holder has elected to convert the Series B Preferred into Series B Common Stock; or

          ii. A certificate or certificates for all of the outstanding shares of Picacho, if the Holder has elected to convert the Series B Preferred into Picacho stock;

and, in either case, a check payable to the Holder in the amount of any accrued or declared but unpaid dividends payable pursuant to SECTION 1, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred to be converted or of the notification of lost certificates and the persons entitled to shares of Series B Common Stock or Picacho stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares on such date (the "Conversion Date"). In the event of a notice of redemption of any shares of Series B Preferred pursuant to
SECTION 5, the Conversion Rights shall terminate at the close of business on the Redemption Date, unless default is made in payment of the redemption price, in which case the Conversion Rights for such shares shall continue until such payment.

     D.   ADJUSTMENTS TO CONVERSION PRICE.

                i. ADJUSTMENT OF CONVERSION PRICE. The Conversion Price of the Series B Preferred shall be adjusted if the Corporation issues or is deemed to issue Additional Shares of Common Stock for a consideration per share that is less than the Conversion Price for the Series B Preferred in effect on the date of, and immediately prior to, such issue or deemed issue.

              ii. DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. If the Corporation at any time or from time to time after the date of this Certificate issues any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to SECTION 3(D)(IV)) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

               (1) except as provided in SECTION 3(D)(II)(2), no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

               (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

               (3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price.

            iii. ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. Except as provided by
SECTION 3(D)(II)(2), in the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to SECTION 3(D)(II)) without consideration or for a consideration per share less than the Conversion Price of the Series B Preferred in effect on the date of and immediately prior to such issue, then and in each such event the Conversion Price of the Series B Preferred shall be reduced to the price (calculated to the nearest cent) at which the Additional Shares of Common Stock are issued.

             iv. DETERMINATION OF CONSIDERATION. For purposes of this SECTION 3(D), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be determined after payment of all commissions paid or discounts given in connection with the issuance or deemed issuance of the shares and shall be computed as follows:

               (1)  CASH AND PROPERTY:  Such consideration shall:
                    -----------------
                    (a)   insofar  as  it consists  of  cash,  be
computed at the aggregate amount of cash received by the Corporation;

                    (b) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

                    (c) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received for the Additional Shares of Common Stock, computed as provided in clauses (a) and (b) above, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

               (2)   OPTIONS  AND  CONVERTIBLE  SECURITIES.   The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to SECTION 3(D)(II), relating to Options and Convertible Securities, shall be determined by dividing:

                    (a)   the  total amount, if any, received  or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                    (b) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

              v.    OTHER ADJUSTMENTS.

                    (a)     SUBDIVISIONS,    COMBINATIONS,     OR
CONSOLIDATIONS OF SERIES B COMMON STOCK. In the event the outstanding shares of Series B Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Series B Common Stock, the Conversion Price of the Series B Preferred in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combi nation or consolidation, be proportionately adjusted to achieve the result that, upon conversion of the Series B Preferred into Series B Common Stock, the Holder shall receive, as nearly as possible, the same percentage of the outstanding shares of Series B Common Stock that it would have had the Series B Preferred been converted immediately prior to such subdivision, combination or consolidation.

                    (b)   RECLASSIFICATIONS.  In the case, at any
time after the date of this Certificate, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a subdivision, combination or consolidation of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger (A) in which the Corporation is the continuing entity and that does not result in any change in the Common Stock or (B) that is treated as a liquidation pursuant to
SECTION 2(B)), the Conversion Price shall be adjusted so that the shares of the Series B Preferred shall, after such reorganization, reclassification, consolidation or merger, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which the Holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation or merger if the Holder had converted the shares of the Series B Preferred into Series B Common Stock. The provisions of this CLAUSE 3(D)(V)(B) shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

     E. NO ADJUSTMENTS TO CONVERSION VALUE. The Corporation shall not effect any stock split, stock dividend, combination or recapitalization of the Series B Preferred and, therefore, the Conversion Value of the Series B Preferred will not be adjusted.

     F. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series B Preferred pursuant to this SECTION 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms of this Certificate and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of the Holder, furnish or cause to be furnished to the Holder a like certificate setting forth
(i) such adjustments and readjustments, (ii) the Conversion Price of the Series B Preferred at the time in effect, and (iii) the number of shares of Series B Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred.

     G. STATUS OF CONVERTED STOCK. In case any shares of Series B Preferred shall be converted pursuant to SECTION 3, the shares so converted shall be canceled, shall not be reissuable and shall cease to be a part of the outstanding capital stock of the Corporation.

     H. FRACTIONAL SHARES. In lieu of any fractional shares of Series B

Common Stock to which the Holder would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Series B Common Stock as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

     I.   MISCELLANEOUS.

          i. All calculations under this SECTION 3 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

          ii. The Holder shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this SECTION 3, in which case such determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the Holder, the cost of such appraisal to be borne equally by the Corporation and the Holder.

          iii. No adjustment in the Conversion Price of the Series B Preferred need be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price.

     J. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series B Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred, such number of its shares of Series B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred. If at any time the number of authorized but unissued shares of Series B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series B Common Stock to such number of shares as shall be sufficient for such purpose.

4.   VOTING RIGHTS.

     A.    Except  as  otherwise required by law  and  SUBSECTION
4(B), the Holder shall have no voting rights with respect to the Series B Preferred.

     B. So long as any of the shares of Series B Preferred are outstanding, the written consent of the Holder shall be necessary for authorizing, affecting or validating the amendment, alteration, or repeal of any of the provisions of the Articles of Incorporation of the Corporation or of any certificate amendatory thereof or supplemental thereto (including any certificate of amendment or any similar document relating to any series of preferred stock) that would adversely affect the powers, preferences, or special rights of the Series B Preferred, including the creation or authorization of any class of Senior Shares or Parity Shares. Any amendment or any resolution or action of the Board of Directors that would create or issue any series of Junior Shares out of the authorized shares of preferred stock, or that would authorize, create, or issue any other Junior Shares (whether or not already authorized), shall not be considered to affect adversely the powers, preferences, or special rights of the outstanding shares of the Series B Preferred.

5.   REDEMPTION.

     A. OPTIONAL REDEMPTION. If the Holder exercises its Conversion Rights pursuant to SECTION 3, then instead of effecting the conversion, the Corporation may, by giving written notice to the Holder (a "Notice of Redemption") not later than one Business Day after receiving the Conversion Notice, elect to redeem all (but not less than all) of the Series B Preferred outstanding on the Redemption Date.

     B. REDEMPTION VALUE. Upon any redemption of the Series B Preferred, the Corporation shall pay out of funds legally available therefor in cash a sum per share equal to the Conversion Value, together with (i) all accrued but unpaid dividends (including any interest accrued thereon) calculated as of the Redemption Date, (ii) if the Redemption Date is a date other than the last day of a Payment Period, the Interim Payment; and (iii) all other costs, fees, expenses, or amounts the Corporation is required to pay Holder pursuant to the Stock Purchase Agreement, regardless of the reason for such redemption or such costs, fees, expenses, or amounts (collectively the "Redemption Value").

     C.    NOTICE OF REDEMPTION.  Any Notice of Redemption  given
by  the  Corporation shall be delivered to the Holder,  notifying
the  Holder  of  the redemption to be effected.   The  Notice  of
Redemption shall:

          i. State that the Series B Preferred is to be redeemed;

          ii. Specify the date (the "Redemption Date") on which the Series B Preferred is to be redeemed, which shall be not more than ten Business Days following the date the Corporation receives the Conversion Notice from the Holder;

          iii. Request wire transfer or other instructions for the payment of the Redemption Value.

     D. TRANSFER INSTRUCTIONS. Not less than one Business Day after delivery of the Notice of Redemption, the Holder shall provide the Corporation with instructions for wire or other transfer of the Redemption Value to the Holder.

     E.   COMPLETING THE REDEMPTION.  On the Redemption Date:

          i. The Holder shall surrender to the Corporation at the principal offices of the Corporation the Holder's certificate or certificates representing the shares to be redeemed or provide a notice to the Corporation in writing that such certificates have been lost, stolen or destroyed and that the Holder agrees to indemnify the Corporation from any loss incurred by it in connection with such certificates; and

          ii. The Corporation shall pay the Redemption Value to the Holder by wire or other transfer acceptable to the Holder, and thereupon each surrendered or lost certificate shall be canceled.

     F. LACK OF LEGALLY AVAILABLE FUNDS. If the funds of the Corporation legally available for redemption of the Series B Preferred are insufficient to redeem the total number of shares of Series B Preferred required to be redeemed on the Redemption Date, then, at the Holder's election in its sole discretion, the Corporation either shall redeem that number of shares of Series B Preferred for which the Corporation has funds legally available or shall not redeem any of the Series B Preferred.

     G. EFFECT OF REDEMPTION. From and after the payment of the Redemption Value, all rights of the Holder shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

6. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall notify the Holder, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

7. NOTICES. All notices and other communications provided for in this Certificate shall be given or made in writing and telecopied, mailed by certified mail return receipt requested or delivered to the intended recipient at such address as shall be designated by such person in a notice to each other relevant person given in accordance with this Section, in addition to any other notices that may be required by law. All such communications shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as provided herein.

8. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE CORPORATION HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THE SERIES B PREFERRED SHARES, THE STOCK PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE HOLDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

9. INTEREST. Any amounts required to be paid under this Certificate that are not paid on the first day such payment may be made and any dividends in arrears shall bear interest from that date at the lesser of (a) the Maximum Rate or (b) the sum of four percent plus the rate per annum publicly announced from time to time by NationsBank, N.A. as its prime rate in effect at its principal office in Charlotte, North Carolina.

10. MAXIMUM RATE. Notwithstanding anything to the contrary contained herein, in the event the Series B Preferred shall be deemed to be debt instead of equity, no provisions of this Certificate shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect shall be adjudicated to be so provided in this Certificate or otherwise in connection with the Series B Preferred, the provisions of this paragraph shall govern and prevail, and neither the Corporation nor the successors or assigns of the Corporation shall be obligated to pay the excess amount of such interest, or any other excess sum paid with respect to the Series B Preferred. If, for any reason, interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness deemed to be evidenced by the Series B Preferred; and, if such principal has been paid in full, any remaining excess shall forthwith be paid to the Corporation. In determining whether or not the interest paid or payable exceed the Maximum Rate, the Corporation and the Holder shall, to the extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire term of the indebtedness deemed to be evidenced by the Series B Preferred so that the interest for the entire period does not exceed the Maximum Rate.

11.  DEFINITIONS.

     a. Capitalized terms used in this Certificate and not otherwise defined have the meanings given to those terms in the Series B Stock Purchase Agreement between the Corporation and
Blue Ridge Investments, LLC, dated August 30, 1996.

     b. "Additional Amounts" means such amounts, if any, as are necessary to compensate the Holder for any costs incurred by Holder which the Holder determines are attributable, directly or indirectly, to its purchase or holding of the Series B Preferred or any reduction in any amount receivable by the Holder as a holder of the Series B Preferred to the extent such costs and reductions in amount are not reflected in any dividends, fees, reimbursements or other amounts received by the Holder hereunder or under the Stock Purchase Agreement, resulting from (i) an increase (over the dividend rate paid hereunder) in the cost of funding the purchase of the Series B Preferred, or (ii) any Regulatory Change which:
        (A) changes the basis of taxation of any amounts payable generally to NationsBank under Eurodollar loans (other than taxes imposed on the overall net income of NationsBank or its applicable lending office for any of such loans by the jurisdiction in which NationsBank has its principal office or such applicable lending office);

        (B) imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, NationsBank (including any of such loans or any deposits referred to in the definition of "Floating Rate" herein); or

        (C) imposes any other condition generally affecting loans by NationsBank or any of such extensions of credit or liabilities or commitments.

     c. "Additional Shares of Common Stock" means all shares of Common Stock issued (or, pursuant to SECTION 3(D)(II), deemed to be issued) by the Corporation after the date of this Certificate, other than shares of Common Stock issued or issuable:

          i.   upon conversion of shares of Series B Preferred;

          ii.   as  a  dividend  or  distribution  on  Series   B
Preferred;

          iii. in a transaction described in SECTION 3(D)(V);

          iv. by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock.

     d. "Affiliate" has the meaning given that term in Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act.

     e. "Business Day" means (a) any day on which commercial banks are not authorized or required to close in Charlotte, North Carolina and (b) with respect to all payments, Conversions, Payment Periods, and notices, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

     f.   "Common Stock" means shares of the Corporation's common
stock,  par value $0.25 per share, serial common stock, or  other
securities  entitled  generally  to  vote  in  the  election   of
directors of the Corporation.

     g.    "Conversion  Date" has the meaning  given  in  SECTION
3(C).

     h.    "Conversion Notice" has the meaning given  in  SECTION
3(C).

     i.    "Conversion  Price" has the meaning given  in  SECTION
3(B).

     j.    "Conversion  Value" has the meaning given  in  SECTION
3(B).

     k.     "Convertible  Securities"  means  any  evidences   of
indebtedness, shares or other securities convertible into or exchangeable for Common Stock, except the Series B Preferred.

     l.   "Corporation" means AMERCO, a Nevada corporation.

     m. "Excess Equity Offering" means any offer or sale of equity securities of the Corporation or any of its subsidiaries, whether public or private, after the date of this Certificate, other than (i) the offer and sale of Series B Preferred issued to Holder, (ii) the offer and sale by the

Corporation of up to $125,000,000 of equity securities in a single transaction occurring on or before March 1, 1997, and
(iii)  issuances  of  equity  securities  to  employees  of   the
Corporation or its subsidiaries pursuant to written employee benefit plans existing on the date of this Certificate in the maximum amount permitted under such plans or arrangements on the date of this Certificate.

     n. "Floating Rate" means, for any Payment Period, the rate per annum that is the lesser of (x) the sum of (i) two and one-quarter percent (2.25%), and (ii) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Payment Period for a term comparable to such Payment Period, or if for any reason such rate is not available, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Payment Period for a term comparable to such Payment Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates, or (y) the Maximum Rate. Dividends shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) during the Payment Period unless such calculation would result in the dividends exceeding the Maximum Rate, in which case dividends shall be calculated on the basis of a year of 365 or 366 days, as the case may be. Notwithstanding the first sentence of this paragraph, if at any time the dividend is limited by the terms of this Certificate to the Maximum Rate, then any subsequent reduction in the Floating Rate shall not reduce the dividend below the Maximum Rate until the aggregate amount of dividends accrued equals the aggregate amount of dividends which would have accrued on the Series B Preferred if the dividend specified in the first sentence of this paragraph had at all times been in effect.

     o. "Holder" means the holder or holders of record of the Series B Preferred.

     p. "Interim Payment" means such amount or amounts as shall be sufficient to compensate the Holder for any loss, cost, or expense incurred by the Holder as a result of any payment or prepayment for any reason on a date other than the last day of a Payment Period. Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of dividends which otherwise would have accrued on the Conversion Value of the Series B Preferred redeemed from the period from the date of such redemption to the last day of the Payment Period at the applicable rate of dividends for such Series B Preferred provided for herein, over (ii) the interest component of the amount the Holder would have bid in the London interbank market for dollar deposits of leading banks in amounts comparable to the Conversion Value of the Series B Preferred redeemed and with the maturities comparable to the applicable Payment Period.

     q. "Junior Shares" means all classes and series of shares that, by the terms of the Corporation's Articles of Incorporation, or by law, shall be subordinate to the Series B Preferred with respect to the right of the holders thereof to receive dividends and to participate in the assets of the Corporation distributable to shareholders upon any liquidation, dissolution or winding-up of the Corporation.

     r.    "Liquidation  Date" has the meaning given  in  SECTION
2(A).

     s. "Maximum Rate" means the maximum rate of nonusurious interest permitted from day to day by applicable law, and calculated after taking into account any and all relevant fees, payments, and other charges contracted for, charged or received which are deemed to be interest under applicable law.

     t. "NationsBank" means NationsBank Corporation, a Delaware corporation.

     u.     "Options"  means  rights,  options  or  warrants   to
subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities, other than the Series B Preferred.

     v. "Parity Shares" means all classes and series of shares that, by the terms of the Corporation's Articles of Incorporation, or by law, shall be on parity with the Series B Preferred with respect to the right of the holders thereof to receive dividends and to participate in the assets of the Corporation distributable to shareholders upon any liquidation, dissolution or winding-up of the Corporation.

     w. "Payment Period" means each period commencing on the date any shares of Series B Preferred are first issued or, in the case of each subsequent, successive Payment Period, the last day of the next preceding Payment Period, and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as the Holder may select by written notice to the Corporation at least three days before the the commencement of the applicable Payment Period, except that each such Payment Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) each Payment Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (b) any Payment
Period which would otherwise extend beyond a Conversion Date, Redemption Date or Liquidation Date shall end on the Conversion Date, Redemption Date or Liquidation Date, as appropriate; and
(c) no Payment Period shall have a duration of less than one (1) month. If Holder shall fail to give the Corporation a notice of the length of a Payment Period prior to the end of the then current Payment Period, such Payment Period shall automatically be continued on the last day thereof as Payment Period having a term of one month.

     x. "Picacho" means Picacho Peak Investment Co., a Nevada corporation.

     y.    "Redemption  Date" has the meaning  given  in  SECTION
5(C).

     z. "Regulatory Change" means any change after the date of this Certificate in United States federal, state or foreign laws or regulations (including Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time) or the adoption or making after such date of any interpretations, directives or requests applying to a class of institutions including NationsBank of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     aa. "Senior Shares" means all classes and series of shares, including the Corporation's Series A 8 1/2% Preferred Stock, that, by the terms of the Corporation's Articles of Incorporation, or by law, shall be senior to the Series B Preferred with respect to the right of the holders thereof to receive dividends and to participate in the assets of the Corporation distributable to shareholders upon any liquidation, dissolution or winding-up of the Corporation.

     bb.   "Series  B  Common Stock" means the  Series  B  common
stock, $0.25 par value per share, of the Corporation.

     cc.   "Stock  Purchase Agreement" means the Series  B  Stock
Purchase  Agreement  between  the  Corporation  and  Blue   Ridge
Investments, LLC, dated August 30, 1996.